Exhibit 99
[FC BANC CORP. LETTERHEAD]
July 25, 2005
Confidential
Mr. James R. Smail
c/o Monitor Bancorp, Inc.
13210 SR 226
Big Prairie, Ohio 44611
Dear Jim:
On behalf of the board of directors, we enjoyed having the opportunity to meet with you. As we discussed, this letter is intended to confirm the general understanding we have reached regarding a possible business combination involving FC Banc Corp., Monitor Bancorp, Inc. and its subsidiary, The Monitor Bank (the “Transaction”). FC Banc Corp. and Monitor Bancorp entered into a Confidentiality Agreement dated June 1, 2005 (the “Confidentiality Agreement”). Based on our evaluations and discussions to date, we believe that setting forth our understanding regarding certain additional matters would be helpful in furthering a possible Transaction. We understand that you, Paul Miller and Joe Wachtel together own approximately 8,200 of the 10,000 outstanding shares of Monitor Bancorp.
Although the structure and comprehensive terms of the Transaction would be subject to negotiation of a definitive agreement based upon a number of factors, including the satisfactory completion of an appropriate due diligence investigation by each party, we contemplate that the Transaction would involve a stock purchase agreement between FC Banc Corp., Paul Miller, Joe Wachtel and you pursuant to which FC Banc Corp. would acquire all shares of capital stock of Monitor Bancorp owned by the three of you. The stock purchase agreement would contain terms and conditions customary for such a transaction, including seller representations and warranties.
Subject to satisfactory completion of our respective due diligence reviews and the negotiation and execution of a definitive stock purchase agreement, FC Banc Corp. would agree to purchase the capital stock of Monitor Bancorp owned by you, Paul Miller and Joe Wachtel for an aggregate purchase price of approximately $5,286,704 ($644.72 per share and assuming 8,200 shares owned by the three of you). The purchase price (other than cash instead of any fractional shares) would be payable solely in shares of FC Banc Corp. common stock. For this purpose, FC Banc Corp.’s common stock would be valued at a price of $29.12 per share. Accordingly, FC Banc Corp. would issue its shares to you at an exchange ratio of 22.14 FC Banc Corp. common shares for each Monitor Bancorp common share. The value of any fractional shares resulting from the application of the share exchange ratio would be paid in cash at the rate of $29.12 per whole FC Banc Corp. common share. The exchange ratio of 22.14 FC Banc Corp. common shares for each Monitor Bancorp common share is based on a price per share of $29.12 for FC Banc Corp.’s common shares and a current book value per share of $368.44 for Monitor

Mr. James Smail
July 25, 2005

Bancorp’s common shares, and represents a multiple of 1.75 times the current book value of Monitor Bancorp’s common shares. You and we recognize that the exchange ratio and aggregate purchase price are subject to adjustment to reflect a change in the price per share of FC Banc Corp.’s common shares or the book value of Monitor Bancorp’s common shares.
We also would anticipate that in connection with the Transaction you and one other current Monitor Bancorp director would be elected to the boards of directors of FC Banc Corp. and The Farmers Citizens Bank. You would be appointed Vice-Chairman of FC Banc Corp. and The Farmers Citizens Bank.
At a later date, following FC Banc Corp.’s purchase of the Monitor Bancorp shares owned by Paul Miller, Joe Wachtel and you, and subject to all required shareholder approvals, we would anticipate merging Monitor Bancorp into FC Banc Corp. and Monitor Bank into The Farmers Citizens Bank, with each shareholder of Monitor Bancorp other than FC Banc Corp. receiving cash in the amount of $644.72 per share for their shares of Monitor Bancorp (computed on the basis of the exchange ratio of 22.14 and a value of $29.12 per share of FC Banc Corp. common shares).
As you know, we have announced our plans for FC Banc Corp. to “go private” by reducing the number of holders of FC Banc Corp.’s common shares to fewer than 300, so that FC Banc Corp. will no longer be a public company filing reports with the SEC. We believe that going private will provide a significant financial benefit to FC Banc Corp. and its shareholders by eliminating the expense of being a public company. We expect to seek shareholder approval for our proposed going private transaction at a special meeting of shareholders that we anticipate scheduling for early in the fourth quarter of 2005. In that regard, we will be required to disclose publicly the terms of this letter, our discussions with you and our plans to acquire Monitor Bancorp, including providing this information to our shareholders as information that is relevant to their decision of whether to approve the going private transaction. You acknowledge that we may make these disclosures, including those filings with the SEC that we deem appropriate, without having to amend the Confidentiality Agreement or otherwise seek your approval.
With the exception of your acknowledgement that we may disclose this letter, our discussions with you and our plans to acquire Monitor Bancorp in connection with our planned going private transaction, this letter of intent is not binding on FC Banc Corp. or you in any way. This letter merely reflects our intent to enter into definitive written agreements with respect to the transactions described above. Unless and until definitive written agreements referred to above are duly executed by the parties, regardless of the reason for such agreements not being executed, none of the parties shall be under any obligation to any other of the parties irrespective of this letter of intent and any negotiations among us.
If the foregoing is acceptable to you, please sign, date and return a copy of this letter. Following the completion of our going private transaction, we will instruct our counsel to prepare a draft of the definitive agreements for review by your counsel and discussion by us.

Mr. James Smail
July 25, 2005

Sincerely,

/s/ R. Duane Hord	/s/ Coleman J. Clougherty

R. Duane Hord	Coleman J. Clougherty
Chairman	President

Accepted:
Date: July 25, 2005

/s/ James R. Smail

James R. Smail

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